                                                                   EXHIBIT 10(i)


                DESCRIPTION OF LIZ CLAIBORNE, INC. 2000 SALARIED
                          EMPLOYEE INCENTIVE BONUS PLAN






For the 2000 fiscal year, Liz Claiborne, Inc. maintained a bonus plan for full time salaried employees under which bonuses were earned based upon a combination of return on invested operating capital and earnings per share, as measured against pre-established targets, and, as applicable, achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations and the achievement of individual goals, subject to certain terms and conditions. A similar bonus plan is anticipated for 2001.